Part II
Item 6. (continued)

                                   EXHIBIT 12

                       CHASE PREFERRED CAPITAL CORPORATION
                Computation of ratio of earnings to fixed charges
                -------------------------------------------------
                    and preferred stock dividend requirements
                    -----------------------------------------
                                   (Unaudited)

                                                        Three Months Ended

(in thousands, except ratio):                             March 31, 2000
-------------------------------------------------------------------------------

Net income                                                  $    17,205
                                                            -----------

Fixed charges                                                         0


Total fixed charges                                                   0
                                                            -----------

Earnings before fixed charges                               $    17,205
                                                            ===========

Fixed charges, as above                                     $         0
Preferred stock dividend requirements                            11,137
                                                            -----------

Fixed charges including preferred stock dividends           $    11,137
                                                            ===========

Ratio of earnings to fixed charges and
      preferred stock dividend requirements                        1.55
                                                            ===========


                                      -22-